Filed pursuant to Rule 433
Registration No. 333-192302

For questions, please contact your Financial Advisor

Summary of Structures

CitiFirst Protection

Client should have at least Moderate K&E for General Investment Knowledge and Limited K&E for Structured Products investment knowledge. No prior investment history in Structured Products is required.

CitiFirst Performance

Client should have at least Moderate K&E for General Investment Knowledge and Moderate K&E for Structured Products investment knowledge. No prior investment history in Structured Products is required.

CitiFirst Opportunity

Client should have Moderate K&E for General Investment Knowledge and at least Moderate K&E for Structured Products investment knowledge. At least one year prior investment history in complex products such as Structured Products, Options, or Alternative Investments is recommended, although Extensive K&E in other capital markets product classes will suffice.

RevCon (ELKS)

¡	6 months – 3 years

¡	Fixed coupon, paid regardless of the performance of the underlier.

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

¡	The observation for the protection barrier may be daily at the close in some cases. Please check the specific terms for the offerings.

Worst-of RevCon (ELKS)

¡	6 months – 3 years

¡	Fixed coupon, paid regardless of the performance of the underliers.

¡	Downside protection: contingent. If at maturity all underliers close at or above the protection barrier (downside threshold), client receives their principal back. If any underlier ends below the barrier, client gets shares of the worst-performing underlier (or the equivalent amount in cash)

¡	The observation for the protection barrier may be daily at the close in some cases. Please check the specific terms for the offerings.

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee	Page 1 of 6

For questions, please contact your Financial Advisor

Summary of Structures

COBA

¡	1-5 years

¡	Contingent coupon: the note pays a coupon for that period if the underlier closes at or above the coupon barrier on its relevant observation date.

¡	Autocall: the note gets autocalled if the underlier closes at or above the autocall barrier on its relevant observation date (the barrier is generally equal to 100% of the strike level)

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

COBA (worst-of)

¡	1-5 years

¡	Contingent coupon: the note pays a coupon for that period if all underliers closes at or above the coupon barrier on their relevant observation date.

¡	Autocall: the note gets autocalled if all underliers closes at or above the autocall barrier on their relevant observation date (the barrier is generally equal to 100% of the strike levels)

¡	Downside protection: contingent. If at maturity all underliers close at or above the protection barrier (downside threshold), client receives their principal back. If any underlier ends below the barrier, client gets shares of the worst-performing underlier (or the equivalent amount in cash)

LASERS (Enhanced Barrier Digital Plus)

¡	1-5 years

¡	Positive Return: If at maturity the underlier ends at or above the protection barrier (downside threshold), the return is the greater of (i) the fixed return, or (ii) the positive performance of the underlier (sometimes subject to a max return)

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

COBA Plus

¡	1-5 years

¡	Contingent coupon: the note pays a coupon for that period if the underlier closes at or above the coupon barrier on its relevant observation date.

¡	Upside Participation: if the performance of the underlier is greater than the coupon, the note pays the performance as positive return, subject to a max return. (the note pays whichever is greater between the coupon and performance, not both)

¡	Autocall: the note gets autocalled if the underlier closes at or above the autocall barrier on its relevant observation date (the barrier is generally equal to 100% of the strike level)

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

COBA (ENHANCED worst-of)

¡	1-5 years

¡	Contingent coupon: the note pays a coupon for that period if all underliers closes at or above the coupon barrier on their relevant observation date.

¡	Autocall: the note gets autocalled if all underliers closes at or above the autocall barrier on their relevant observation date (the barrier is generally equal to 100% of the strike levels)

¡	Downside protection: contingent. If at maturity ANY underlier closes at or above the protection barrier (downside threshold), client receives their principal back. Client only gets shares if ALL underliers end below the barrier. (they receive shares of the worst-performing underlier)

Barrier Digital Plus

¡	1-5 years

¡	Positive Return: If at maturity the underlier ends at or above the strike, the return is the greater of (i) the fixed return, or (ii) the positive performance of the underlier (sometimes subject to a max return)

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee	Page 2 of 6

For questions, please contact your Financial Advisor

Summary of Structures

Barrier Upturn Note

¡	1-5 years

¡	Positive Return: If at maturity the underlier ends at or above the strike, the positive return to client equals participation rate x positive performance of the underlier (sometimes subject to a max return).

¡	Downside protection: contingent. If at maturity the underlier closes at or above the protection barrier (downside threshold), client receives their principal back. If it ends below the barrier, client gets shares of the underlier (or the equivalent amount in cash)

Digital Note

¡	1-2 years

¡	Positive Return: If at maturity the underlier ends at or above the strike, the positive return to client equals the fixed digital return,

¡	Downside protection: none. Client is exposed 1-to-1 to the downside performance of the underlier.

Credit-Linked Notes (CLNs)

¡	1-7 years

¡	Contingent coupon: the note pays a coupon as long as there is no credit event with either the reference credit entity or the issuer of the note.

¡	Downside protection: none. Clients have credit risk with respect to both the issuer of the note and the reference credit. As a result, the coupon is higher for this note compared to the yield of a reference bond.

Buffer Upturn Note

¡	1-5 years

¡	Positive Return: If at maturity the underlier ends at or above the strike, the positive return to client equals participation rate x positive performance of the underlier (sometimes subject to a max return).

¡	Downside protection: buffered. At maturity if the negative performance of the underlier is equal to or less than the buffer protection, client receives their principal back. If the negative performance of the underlier is greater than the buffer protection, the client is exposed to losses. (Losses are calculated as negative performance of the underlier – buffer) (i.e. if the underlier falls 20% and the note has a 15% buffer, the actual loss is 5%)

Upturn Note

¡	1-2 years

¡	Positive Return: If at maturity the underlier ends at or above the strike, the positive return to client equals participation rate x positive performance of the underlier (sometimes subject to a max return).

¡	Downside protection: none. Client is exposed 1-to-1 to the downside performance of the underlier.

Digital Plus (Lock-In)

¡	1-5 years

¡	Exposure to the underlier: Initially, client has 1-to-1 exposure to the positive and negative performance of the underlier (sometimes subject to a max return)

¡	Lock-In feature: If on any observation date the underlier closes at or above any lock-in level, the note (i) turns into a 100% principal protected note, and (ii) guarantees a minimum return (this minimum return depends on the highest lock-in level reached throughout the life of the note).

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee	Page 3 of 6

For questions, please contact your Financial Advisor

Important Information about

CitiFirst Investments

SEC Registered (Public) Offerings

Each issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the SEC registered offerings by that issuer, to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and the other documents the issuer, has filed with the SEC for more complete information about the issuer, and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a prospectus and any other documents related to the offerings, either in hard copy or electronic form, by calling toll-free 1-877-858-5407 or by calling your Financial Advisor. The SEC registered offerings described in this brochure are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency, or instrumentality.

Deposits

The deposits are not SEC registered offerings and are not required to be so registered. For indicative terms and conditions on any deposit, please contact your Financial Advisor or call the toll-free number 1-877-858-5407. The deposits are insured up to the applicable FDIC insurance limits effective from time to time.

Investment Information

This brochure does not, by itself, constitute an offering of any specific CitiFirst product. Any figures or terms provided in this brochure are sample product terms, illustrative and are no indication of what final terms or actual returns will be. This brochure does not consider the effect taxes and fees will have on your returns. The terms of each product vary from offering to offering. Before making an investment in a specific product, you should obtain and carefully read the legal documents relating to that product offering, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses. Additionally, such legal documents will contain the only complete description, and final terms, of the terms and conditions of that product.

All product categories within the CitiFirst family may be offered in various forms, including as medium-term notes and deposits. Products within the CitiFirst Protection category provide full principaI protection if held to maturity, subject to the credit risk of the issuer (with the exception of the deposits, which have FDIC insurance, subject to applicable limitations), but there is no guarantee that investors will receive an amount at maturity greater than the initial principal invested. Products within the CitiFirst Performance category provide various forms of limited downside protection but do not provide principaI protection. Products within the CitiFirst Opportunity category offer no principal protection and no downside protection.

Citigroup Inc. and its affiliates (“Citi”) do not guarantee that a secondary market will develop in any CitiFirst product you purchase. If a secondary market does develop, it may not be liquid and may not continue for the term of the product. If the secondary market is limited, there may be few buyers should you choose to sell the product prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such products prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

Citi is not acting as your advisor or agent. Citi accepts no responsibility for the tax treatment of any investment product, whether or not it is involved in the administration of trusts or companies for which the product is purchased. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given your particular circumstances. If you invest in a CitiFirst product it is your responsibility to arrange to account for any tax lawfully due from you on the income or gains arising from such investment. Citi does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them. If you have any doubt about the suitability of these investments, you should contact your own advisers for advice.

Citigroup Inc., the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-192302) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the registration statement by calling toll-free 1-877-858-5407.

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee	Page 4 of 6

For questions, please contact your Financial Advisor

Overview of Key Benefits

and Risks of CitiFirst Investments

Benefits

¡	Investors can access investments linked to a variety of underlying assets or indices, such as domestic and foreign indices, exchange-traded funds, commodities, foreign-exchange, interest rates, equities, or a combination thereof.

¡	Structured investments can offer unique risk/ return profiles to match investment objectives, such as the amount of principal due at maturity, periodic income, and enhanced returns.

Risks

¡	The risks below are not intended to be an exhaustive list of the risks associated with a particular CitiFirst Structured Investment offering. Before you invest in any CitiFirst Structured Investment, you should thoroughly review the particular investment’s offering document(s) and related material(s) for a comprehensive description of the risks and considerations associated with the particular investment.

¡	Potential for Loss

¡	The terms of certain investments provide that the full principal amount is due at maturity, subject to the issuer credit risk. However, if an investor sells or redeems such investment prior to maturity, the investor may receive an amount less than his/her original investment.

¡	The terms of certain investments provide that the payment due at maturity could be significantly less than the full principal amount and, for certain investments, could be zero. In these cases, an investor may receive an amount significantly less than his/ her original investment and may receive nothing at maturity of the investment.

¡	Appreciation May Be Limited – Depending on the investment, an investor’s appreciation may be limited by a maximum amount payable or by the extent to which the return reflects the performance of the underlying asset or index.
¡	Issuer Credit Risk – All payments on CitiFirst Structured Investments are dependent on the applicable issuer’s ability to pay all amounts due on these investments, including any principal due at maturity, and therefore investors are subject to the credit risk of the applicable issuer.

¡	Secondary Market – There may be little or no secondary market for a particular investment. If the applicable offering document(s) so specifies, the issuer may apply to list an investment on a securities exchange, but it is not possible to predict whether any investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist.

¡	Resale Value of a CitiFirst Structured Investment May be Lower than Your Initial Investment – Due to, among other things, the changes in the price of and dividend yield on the underlying asset, interest rates, the earnings performance of the issuer of the underlying asset, and the applicable issuer of the CitiFirst Structured Investment’s perceived creditworthiness, the investment may trade, if at all, at prices below its initial issue price and an investor could receive substantially less than the amount of his/her original investment upon any resale of the investment.

¡	Volatility of the Underlying Asset or Index – Depending on the investment, the amount you receive at maturity could depend on the price or value of the underlying asset or index during the term of the trade as well as where the price or value of the underlying asset or index is at maturity; thus, the volatility of the underlying asset or index, which is the term used to describe the size and frequency of market fluctuations in the price or value of the underlying asset or index, may result in an investor receiving an amount less than he/she would otherwise receive.

¡	Potential for Lower Comparable Yield – The effective yield on any investment may be less than that which would be payable on a conventional fixed-rate debt security of the same issuer with comparable maturity.
¡	Affiliate Research Reports and Commentary – Affiliates of the particular issuer may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying asset or index which may influence the price or value of the underlying asset or index and, therefore, the value of the investment. Further, any research, opinion or recommendation expressed within such research reports may not be consistent with purchasing, holding or selling the investment.

¡	The United States Federal Income Tax Consequences of Structured Investments are Uncertain – No statutory, judicial or administrative authority directly addresses the characterization of structured investments for U.S. federal income tax purposes. The tax treatment of a structured investment may be very different than that of its underlying asset. As a result, significant aspects of the U.S. federal income tax consequences and treatment of an investment are not certain. The offering document(s) for each structured investment contains tax conclusions and discussions about the expected U.S. federal income tax consequences and treatment of the related structured investment. However, no ruling is being requested from the Internal Revenue Service with respect to any structured investment and no assurance can be given that the Internal Revenue Service will agree with the tax conclusions and treatment expressed within the offering document(s) of a particular structured investment. Citigroup Inc., its affiliates, and employees do not provide tax or legal advice. Investors should consult with their own professional advisor(s) on such matters before investing in any structured investment.

¡	Fees and Conflicts – The issuer of a structured investment and its affiliates may play a variety of roles in connection with the investment, including acting as calculation agent and hedging the issuer’s obligations under the investment. In performing these duties, the economic interests of the affiliates of the issuer may be adverse to the interests of the investor.

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee	Page 5 of 6

For questions, please contact your Financial Advisor

Additional Considerations

Please note that the information contained in this brochure is current as of the date indicated and is not intended to be a complete description of the terms, risks and benefits associated with any particular structured investment. Therefore, all of the information set forth herein is qualified in its entirety by the more detailed information provided in the offering documents(s) and related material for the respective structured investment.

The structured investments discussed within this brochure are not suitable for all investors. Prospective investors should evaluate their financial objectives and tolerance for risk prior to investing in any structured investment.

Tax Disclosure

Citigroup Inc., its affiliates and employees do not provide tax or legal advice. To the extent that this brochure or any offering document(s) concerns tax matters, it is not intended to be used and cannot be used by a taxpayer for the purpose of avoiding penalties that may be imposed by law. Any such taxpayer should seek advice based on the taxpayer‘s particular circumstances from an independent tax advisor.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase structured investments as long as either (A) (1) no Citi affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the structured investments or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the structured investments, or (B) its acquisition and holding of the structured investment is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the structured investments if the account, plan or annuity is for the benefit of an employee of Citi or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of structured investments by the account, plan or annuity. You should refer to the section “ERISA Matters” in the applicable offering document(s) for more information.

Distribution Limitations and Considerations

This document may not be distributed in any jurisdiction where it is unlawful to do so. The investments described in this document may not be marketed, or sold or be available for offer or sale in any jurisdiction outside of the U.S., unless permitted under applicable law and in accordance with the offering documents and related materials. In particular:

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to structured investments, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to structured investments which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the structured investments may be circulated or distributed, nor may the structured investments be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased structured investments, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the structured investments under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

For all offerings documented herein (other than the Market-Linked Certificates of Deposit):

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